UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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Glass Lewis Recommends Shareholders Vote FOR DallasNews’ Merger with Hearst

Independent Proxy Advisor Confirms Hearst Merger Delivers Certain and Immediate Value for Shareholders at a Substantial Premium

Glass Lewis Believes Proposed Terms of Hearst Merger Approximate the Maximum Value Available

DallasNews Board Recommends Shareholders Vote FOR the Hearst Merger to Secure a Certain and Significant Premium

DALLAS, September 2, 2025 – DallasNews Corporation (Nasdaq: DALN) (the “Company” or “DallasNews”), the holding company of The Dallas Morning News and Medium Giant, announced today that leading independent proxy advisory firm, Glass, Lewis & Co. (“Glass Lewis”) has recommended shareholders vote FOR the pending merger with Hearst, one of the nation’s leading information, services and media companies, for $15.00 per share in cash (the “Hearst Merger”) which reflects a significant premium 242% over the $4.39 closing price per share of Series A Common Stock on July 9, 2025.

John A. Beckert, Chairman of the Board, DallasNews, said:

“We are pleased that Glass Lewis has recommended shareholders vote FOR the Hearst Merger. The Hearst Merger offers certain liquidity to shareholders and a significant all-cash premium on their investment. In addition, Hearst has a unique ability to complete the transaction, paired with a serious commitment to upholding the proud legacy of DallasNews. The Board is proud to recommend that all shareholders vote FOR this important and value creating merger.”

In its report finding that the Hearst Merger represents compelling value for DallasNews shareholders, Glass Lewis*:

Emphasized that the Hearst Merger offers DallasNews shareholders a material premium and control valuation:

“Headline value remains noteworthy here, as Hearst is currently offering investors a 242% all-cash premium and a roughly six-year unaffected high. We further note the deal-implied trailing revenue multiple of 0.54x substantially outstrips DNC's [DallasNews’] standalone unaffected average multiple for each of the three one-year periods leading to announcement (i.e. 0.10x, 0.13x and 0.26x, beginning with the most distant measurement period). We believe these considerations establish that DNC [DallasNews’] investors are receiving both a material market premium and a control valuation well in excess of the Company's standalone arc.”

“…we believe the currently proposed terms with Hearst are reasonably likely to approximate the maximum value available under current market and ownership conditions.”

Validated the fairness opinion provided by J.P. Morgan Securities LLC (“JPM”) who was retained by the Company’s board as its external financial advisor:

“Available disclosure indicates JPM's opinion relied principally on a DCF analysis, which methodology yielded an equity reference range of $8.10 to $8.45 per share. We note DNC's [DallasNews’] preannouncement price (i.e. $4.39 per share) falls well beneath the foregoing range, suggesting the Company may have traded at a substantial discount to intrinsic value. All the same, the revised terms from Hearst, at $15.00 per share, significantly outstrip the same range, reinforcing the notion that the proposed exit does indeed represent a material premium for DNC [DallasNews]  investors.”

Cautioned that voting against the transaction is unlikely to secure greater value from Hearst or any other party and that DallasNews shares are likely to revert to their pre-announcement levels if the Hearst Merger is not approved:

“Thus, rejection here would functionally be a matter of principle, and would not chart a particularly clear path to securing greater value from Hearst or any other party, including Alden.”

“…rejection of the current agreement might reasonably result in a retreat by DNC's [DallasNews’] Series A common shares to prices approximating pre-announcement levels.”

DallasNews shareholders – your vote is very important regardless of how many shares you own.

Not voting is the same as voting against the transaction. The Board recommends all shareholders to vote FOR the Hearst Merger to realize certain value and a significant premium.

The voting window is closing rapidly - it is important to act now. To be certain your vote is cast by phone or internet, please vote on or before September 22, 2025, at 10:59 p.m. CT.

Shareholders that have questions about voting their proxy or require replacement proxy materials, please contact the Company’s designated proxy solicitors D.F. King & Co., Inc. toll-free +1 (866) 416-0577 or by email at DALN@dfking.com or Okapi Partners toll-free at +1 (844) 343-2621 or by email at Info@okapipartners.com.

*Permission to use quotations from the report was neither sought nor obtained.

About DallasNews Corporation

DallasNews Corporation is the Dallas-based holding company of The Dallas Morning News and Medium Giant. The Dallas Morning News, a leading daily newspaper, is renowned for its excellent journalistic reputation, intense regional focus, and close community ties. As a testament to its commitment to quality journalism, the publication has been honored with nine Pulitzer Prizes. Medium Giant, an integrated creative marketing agency with offices in Dallas and Tulsa, works with a roster of premium brands and companies. In 2024, the agency earned top industry recognition, winning an AAF Addy and the AMA DFW Annual Marketer of the Year Award for Campaign of the Year, along with six prestigious Davey Awards. Medium Giant is a wholly owned business of DallasNews Corporation. For additional information, visit mediumgiant.co.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on current expectations, estimates and projections about, among other things, the industry and markets in which the Company operates, and the transactions described in this communication. Words such as “anticipate,” “assume,” “believe,” “can,” “could,” “estimate,” “forecast,” “intend,” “expect,” “may,” “project,” “plan,” “seek,” “should,” “target,” “will,” “would” and their opposites and similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those set forth in forward-looking statements. While the Company’s management believes the assumptions underlying its forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond the control of the Company’s management. These risks include, but are not limited to: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement between the Company and Hearst (the “Hearst Merger Agreement”); (ii) the outcome of any legal proceedings that may be instituted against the Company and others following announcement of the Hearst Merger Agreement or the Company’s implementation of a shareholder rights plan (the “Rights Plan”); (iii) the inability to complete the proposed Hearst Merger due to the failure to obtain the requisite approval of the Company’s shareholders or the failure to satisfy other conditions to completion of the Hearst Merger; (iv) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the Hearst Merger; (v) the impact, if any, of the announcement or pendency of the Hearst Merger on the Company’s relationships with customers or other commercial partners; (vi) the amount of the costs, fees, expenses and charges related to the Hearst Merger and the Rights Plan; (vii) the ability of the Rights Plan to protect shareholders' interests and to effectively ensure that the Board has sufficient time to make informed judgments that are in the best interests of the Company and its shareholders; and (viii) other risks described in the Company’s public disclosures and filings with the Securities and Exchange Commission (the “SEC”). All forward-looking statements speak only as of the date of this communication or, in the case of any document incorporated by reference, the date of that document.

All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section. We undertake no obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this communication.

Additional Information and Where to Find It

This communication is being made in connection with the proposed merger transaction involving the Company and Hearst. In connection with the proposed transaction, on August 15, 2025, the Company filed a definitive proxy statement with the SEC. This communication is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or with respect to the proposed transaction. The Company has subsequently mailed the definitive proxy statement and a WHITE proxy card to each shareholder entitled to vote at the special meeting of shareholders to consider the approval of the Hearst Merger Agreement. SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT CAREFULLY AND IN ITS ENTIRETY BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. In addition, the definitive proxy statement and the documents incorporated therein by reference are publicly available free of charge at the SEC’s website, www.sec.gov. The definitive proxy statement and the documents incorporated therein by reference also may be obtained for free at the Company’s website, dallasnewscorporation.com, or by contacting the Company at (214) 977-8869.

Participants in the Solicitation

The Company and its directors and officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information regarding the Company’s directors and executive officers is included in its proxy statement for its 2025 annual meeting of shareholders, which was filed with the SEC on March 26, 2025, and is incorporated by reference in the definitive proxy statement.

Shareholder Contacts

D.F. King & Co., Inc.

Toll-free: 1-866-416-0577

DALN@dfking.com

Okapi Partners LLC

Toll-free: 1-844-343-2621

Info@okapipartners.com

Media Contact
Gagnier Communications
Riyaz Lalani / Dan Gagnier
DallasNews@gagnierfc.com